Exhibit 10.48
VENDOR AGREEMENT
This Vendor Agreement (“Agreement”) is entered into as of September 26, 2004, by and between Medco Health Solutions, Inc., a Delaware corporation with offices at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417 (the ”Company”) and APAC Customer Services, Inc. (“Vendor”), an Illinois corporation with offices at Six Parkway North, Deerfield, Illinois 60015.
DEFINITIONS
(a)	After Call Work Time shall mean the time spent by Vendor’s CSR documenting an Inbound Call after release by Vendor’s CSR or disconnection.
(b)
Billable Hour shall mean an hour of time chargeable to Company and includes actual Talk Time, After Call Work Time, Team Meeting Time, periods of time while waiting for a call or while on hold, and break time not to exceed fifteen (15) minutes per four (4) hours shift.

(c)
Business of the Company shall include, but not be limited to, the following businesses (i) third party prescription drug claims processing business (ii) the marketing of, or consulting as to, prescription drug benefit plans that use (a) a plastic card at a network of retail pharmacies, (b) mail service pharmacy, or (c) other means; (iii) the provision of prescription drugs through mail service; (iv) prescription benefit management business or (v) the practice of pharmacy through the internet, the telephone or other similar means.

(d)	Customer Service Representative (“CSR”) shall mean Vendor’s employees who have been trained by the Company and Vendor to perform a portion of the Services.
(e)
Director of Pharmacy Practice (“DPP”) shall mean the person in whose name a Pharmacy License is registered and who shall have complete authority over all matters regarding compliance with pharmacy standard operating procedures and compliance with all applicable federal and state law. Notwithstanding the foregoing, the Company reserves the right to employ its own DPP for the purposes of this Agreement.

(f)
Floor Supervisory Staff shall mean employees of Vendor who provide support services other than CSRs, or who have access to the area where the Services are performed, including, but not limited to, supervisors, managers, and computer technicians.

(g)	Inbound Calls shall mean telephone calls routed by the Company to Vendor’s Call Center for the purpose of providing the Services.
(h)	IT shall mean Information Technology, and refers to those employees and functions that support the software and hardware systems utilized in the Services.
(i)
Non-Compete Employee shall mean employees of Vendor with the job title of (i) Account Manager; (ii) Operations Manager; (iii) Team Lead; (iv) Supervisor; (v) Training Employees or (vi) Quality Assurance Personnel, or other salaried Vendor Employees or Floor Supervisory Staff who are exclusively dedicated provide PBM Call Center Services to Company.

(j)	PBM Call Center Services shall mean services that include the receipt and handling of calls pursuant to the Services described in the Project Schedules attached hereto.
(k)
Pharmacist shall mean an individual licensed to practice pharmacy in the state in which such individual is employed by Vendor. Pharmacists may assist CSRs and/or members with specific questions or any other task as directed by the DPP.

(l)	Pharmacy shall mean the area of Vendor’s facility where pharmacy services are to be performed and which is licensed as a pharmacy by the State in which such facility is located.
(m)	Program shall mean those Services listed in the applicable Project Schedules attached hereto and made a part hereof that are performed by the Vendor for the Company.
(n)
Talk Time shall mean the time taken to handle an Inbound Call commencing at the time the Inbound Call is accessed by the Vendor’s CSR and ending when the call is released by Vendor’s CSR or is otherwise disconnected.

(o)	Team Meeting Time shall mean time spent by CSRs at meetings at which the agenda concerns the Company’s programs and/or materials and has been approved by the Company.
(p) Term shall mean the period from September 26, 2004 through September 25, 2009.
(q)	Vendor Employees shall mean CSRs and Pharmacists employed by Vendor and assigned to provide Services to Company.
1.	SERVICES

Vendor’s services will consist of providing certain service assistance and other service assistance on behalf of the Company to its members or other Company-designated recipients (the “Services”), as more particularly described on the applicable project-specific schedule(s), which shall be substantially in the form of Exhibit B attached hereto and which shall, upon execution, be attached hereto and made a part hereof as sequentially numbered schedules to this Agreement. The Company will route, at the Company’s discretion, Inbound Calls to Vendor’s call center as set forth in the applicable Project Schedule.

Vendor Employees who have been trained by the Company and Vendor to perform the Services will perform the Services in accordance with the standard operating procedures set forth in the Training Manual, a copy of which is attached hereto and made a part hereof as Exhibit A.

2.	COMPENSATION

If Vendor timely performs its obligations in accordance with the specifications set forth herein, the Company agrees to compensate Vendor as set forth in the applicable Project Schedule attached hereto and made a part hereof. The parties acknowledge and agree that all rates will remain fixed for the initial 3 year Term of this Agreement

(a)
Payment Terms. Vendor shall invoice the Company at the end of each month for all Services performed during such month at the rates and pursuant to the terms set forth in an applicable Project Schedule, and Company shall pay Vendor in full no later than thirty (30) days after the receipt of an undisputed invoice. In the event of a disputed invoice, Vendor will re-invoice for all undisputed amounts contained in such invoice and Company shall pay Vendor in full no later than thirty (30) days after the receipt of the undisputed amount invoice. Vendor will re-invoice, if applicable, a revised invoice once the dispute has been settled. Company shall pay Vendor in full no later than thirty (30) days after the receipt of the revised invoice. Company will notify Vendor in writing of any disputes within five (5) business days after receipt of an invoice. The parties will work together to resolve such invoice disputes. If Vendor does not receive payment of an invoice by fifty (50) days after the receipt of the invoice, the unpaid balance of any undisputed amounts will accrue interest at the rate of one and one half percent (1.5%) per month (18% annually), commencing on the thirty-first (31st) day after the receipt of the invoice and ending on the date payment is received. Company will establish procedures for the prompt processing of Vendor invoices; such procedures to be provided to Vendor in writing.

(b)
Taxes. Company shall pay all applicable sales, use, and any other taxes (other than Vendor’s income taxes), however designated, which are collected or levied on account of this Agreement.  Vendor shall collect from Company and transmit to the proper authorities all taxes that Vendor is required by law to collect from Company in connection with this Agreement or the transactions contemplated by this Agreement.  Company shall not be liable for any penalties and/or late fees, which may be imposed if taxes are not paid by Vendor.  Vendor further agrees that Vendor shall indemnify and hold Company, its affiliates, and agents, harmless for any judgments, fines, costs, penalties, assessments or fees associated with such required payments.

(c)	Billing Reports. With respect to the Services performed by Vendor, Vendor shall invoice Company for the actual number of Billable Hours completed by Vendor Employees.

Notwithstanding the location(s) where Services will be provided, during the term of this Agreement, Vendor will provide the Company with weekly reports, which include billing summaries. In addition to the reports/invoicing procedures outlined in this Section, Company reserves the right to reasonably request future management, audit, usage or other ad hoc reports, and/or to request changes in reporting procedures. If Medco requests any supplementary or customized reports requiring Vendor to perform additional programming work, Vendor may compile such reports and charge Medco for all applicable programming and other fees, as more specifically set forth in the applicable Project Schedule. Medco shall pay Vendor the per hour programming fee multiplied by the number of hours required to complete the work. Before commencing any such additional work, Vendor shall provide Medco with a good faith estimate of the number of hours of programming required, as well as any other material costs involved. Vendor will not begin any such work until Medco approves the estimate in writing. Vendor agrees that the source data used to develop the reports is subject to audit by Company as stated in Section 12(d).

3.	UMBRELLA AGREEMENT; AMENDMENTS

This Agreement shall be an “Umbrella Agreement” which shall apply to projects between the Company and Vendor involving services of the same or similar type as the Services provided for in Section 1. From time to time and as mutually determined by the parties, this Agreement may be amended, by affixing hereto additional Project Schedules (each a “Project Schedule”)(commencing with Schedule B-1 and increasing numerically, B-2, B-3, as necessary) regarding services to be performed by Vendor and compensation to be paid to Vendor by the Company, which services, in each case and on each schedule referred to in this Section 3, shall be the “Services” collectively regarding all such schedules the “Services”. The preceding sentence does not constitute a commitment by the Company to continue any current arrangements beyond its stated term or to enter into any future arrangements with Vendor.

4.	VENDOR’S OBLIGATIONS

Vendor represents, warrants and covenants to the Company:
(a)
Chinese Wall. Only those Vendor Employees who have been trained by Vendor and the Company to perform the Services set forth on the schedules attached hereto are authorized to perform the Services. Vendor Employees will be dedicated exclusively to the performance of the Services set forth in this Agreement. Vendor agrees that no Vendor Employee shall be re-assigned to Vendor’s other business areas or other programs without providing prior written notice to the Company. All information obtained in connection with performing the Services (including, without limitation, Confidential Material, as defined in Section 15) shall be utilized for the sole purpose of performing the Services.

(b)
Physical Security Requirements. Vendor shall perform the Services in an environment mutually agreed upon by Company and Vendor and in compliance with Company’s commercially reasonable requests and applicable law. The aforementioned environment may include, but is not limited to, a request by Company for Vendor to provide a secure or physically segregated area in which to perform the Services. Vendor agrees that compliance with any commercially reasonable requests shall not be unreasonably withheld.

The parties agree to meet and review the physical security of the APAC sites where the services are performed or will be performed, and agree to develop a Security Standards document which will be mutually acceptable to both parties. Such review and document completion will be completed no later than April 1, 2005.

Only those employees of Vendor who are assigned to perform the Services hereunder or who have a valid business reason for being there shall be allowed access to the portion of the Call Center where the Services (the “Restricted Area”) are being performed. Each employee of Vendor authorized to access the Restricted Area will have a unique identification badge which will clearly identify them as an authorized employee of Vendor. For purposes of this Agreement the term “valid business reason” shall relate to (a) the management of the call center, or (b) related to the Company project as set forth on the applicable Project Schedule.

If required by law, or upon mutual agreement by Company and Vendor, any area where potentially regulated pharmacy services will be performed shall be designated as a “Pharmacy,” and as such, access shall only be gained with the consent of and accompanied by either the DPP or the DPP’s designee, which shall be, at a minimum, a Pharmacist. No employee of Vendor shall have a key to a Pharmacy without the DPP’s consent.

(c)
Replacement of Vendor Employee. Upon notice from the Company or Vendor becoming aware of just cause (just cause includes, but is not limited to, poor quality, ineffective call handling practices, compliance infractions, evidence of drug possession, distribution or use, conviction of the equivalent of a United States’ state or federal felony crime or any crime related to financial fraud, identity theft, or credit card theft, or is not proficient in the English language). Vendor shall immediately remove for any reasonable business related reason any Vendor Employee if, in the Company’s reasonable opinion, the Vendor Employee is unsatisfactory for the Services requested. Vendor shall use its reasonable best efforts to provide, as soon as possible, a qualified replacement for such Vendor Employee who is acceptable to the Company.

(d)
Vendor Employee Background Checks and Drug Screens. Vendor will, at Vendor’s sole cost and expense, cause to be performed criminal background checks and 5-panel drug tests (criteria for such 5 panel drug tests are attached hereto as Exhibit (D) on all Vendor Employees who will be performing the Services or who are permitted access to the area in which the Company’s Services are being performed under Section 4(b) above. The Company will provide to Vendor Standard Operating Procedures (“SOPs”) in the form of attached Exhibit E, APAC Background Check SOP 101602, which Vendor shall follow in conducting criminal background checks and drug screens. The Company must approve the scope of and service provider(s) who perform the criminal background checks and drug tests, which approval will not be unreasonably delayed or untimely withheld.

Upon notice from the Company, Vendor shall immediately remove any Vendor Employee from performing the Services if, in the Company’s reasonable opinion: (i) the employee in question fails the drug test, or (ii) information contained in the criminal background check provides the Company with reasonable suspicion that such employee is not a suitable candidate to perform the Services. Vendor shall use its reasonable best efforts to provide a qualified replacement for the employee acceptable to the Company as soon as reasonably possible.

In the event a Vendor Employee working on the Company’s program(s) has not been administered the appropriate background check or drug screen as defined above, Vendor will pay a penalty of $1,000 per Vendor Employee not having the appropriate background check or drug screen.

(e)
Neither the Services, nor any Vendor supplied materials used in connection with or created by Vendor as a result of performing the Services, will infringe any patent, copyright, trademark, or any proprietary rights of a third party or constitutes a misuse or appropriation of a trade secret.

(f)
No agreements or obligations exist to which Vendor is a party or otherwise bound, in writing or otherwise, with any entity which in any way interfere with, impede or preclude Vendor from fulfilling all of the terms and conditions of this Agreement.

(g)
The Services will be provided in a professional manner, and in accordance with the highest standards and practices, and shall comply with all federal, state, and local laws, statutes, acts, ordinances, rules, regulations, codes applicable to providing the Services.

(h)
During the term of this Agreement, Vendor shall use Vendor’s best efforts to disclose to the Company any information that has been received by or communicated to Vendor or its employees that in Vendor’s reasonable opinion would have a negative effect on the Company or any of its affiliates as described in the applicable SOP.

(i)
The Vendor shall provide the Company’s management representative(s) with one private office and, at a minimum, two (2) phone lines with telephone sets, a fax line and fax machine, two (2) modem ports, a PC, and other office supplies and equipment Company and Vendor agree are necessary to conduct normal business.

(j)
Vendor shall notify the Company within five (5) business days of any change of senior officers or any other information that is material to Vendor’s resident and non-resident pharmacy licenses, provided that Company has informed Vendor of what information is required and when it is required.

(k)
Vendor shall be required to provide reasonable prior notification, and receive written approval of Company, for any changes to the physical space, lay-out or associated security equipment, which approval shall not be unreasonably withheld.

(l)
Upon the request by Company for Vendor to perform the Services in the Spanish Language, Vendor covenants that all CSRs designated to receive said calls shall possess a demonstrated level of fluency in the Spanish Language.  Said fluency shall be reasonably defined by Company and implemented by Vendor by means which include, but are not limited too: (1) a verbal assessment via telephone by a Spanish-speaking employee of Vendor to determine confidence in the use of, pronunciation and proper and complete word choice within, or the response to word problems and scenarios, in the Spanish Language; (2) a written assessment to determine reading and writing skills and comprehension in the Spanish Language; (3) an interview in person by a Spanish-speaking employee of Vendor with responses by the aforementioned CSRs given in the Spanish Language.  Detailed notes of the aforementioned Spanish Language fluency determination shall be kept on file as a part of the records of Vendor employees’ who are assessed for said fluency.  The aforementioned CSRs shall also meet the normal CSR minimum requirements to perform the Services.

5.	ACCESS TO THE COMPANY’S COMPUTER SYSTEM
(a)
Access Protocol. In connection with Vendor’s access to and use of files within the Company’s computer system (the “System”), only those Vendor Employee’s who have been delegated to perform the Services, and meet the necessary back ground and drug testing requirements hereunder will have access to the System. Access will be directly supervised by both Vendor and the Company’s management. Access will be determined by the Company.

(b)
System Modifications. The Company shall provide Vendor with timely prior notice of any changes to the System that will require modifications to the Services provided hereunder, and shall provide Vendor with such assistance (including the provision of instruction manuals) as is reasonably required in connection therewith.

In no event shall Vendor allow any data residing on the System to be input to, entered, transmitted over, stored on or otherwise reside on any computer system or terminal or data base of Vendor other than the terminals, computer system and database specifically dedicated to performing the Services and connected to the System.

(c)
Vendor will disable the diskette drives, and USB ports on the PCs used by CSRs, Pharmacists and other Vendor Employees to prevent the saving of patient data and any other Company confidential materials to diskettes or other storage media. Additionally, Vendor will specifically prohibit the saving, printing, recording, or other means of copying or transmitting patient data and Company Confidential Information in a means that is easily transportable.

(d)
Vendor shall follow the Company’s IT Standard Operating Procedures, in the form of attached Exhibit E, Medco IT SOPs, with respect to maintaining the Company’s data systems, data security, and systems attached to the Company’s network as provided by the Company.

(e)
Vendor shall provide IT support to ensure that local vendor systems issues, routine maintenance of Company provided servers, and other related systems do not adversely impact service to the Company’s customers.

6.	TRAINING
(a)
New Hire Training. Vendor shall provide new hire training to CSRs, Pharmacists and other employees, as applicable to handle Inbound Calls (or other types of calls, as applicable) on behalf of the Company, and Company shall pay the costs associated with such training at the hours and fees set forth in the applicable Project Schedule. Vendor shall pay for the cost of any additional new hire training required because of attrition among existing Vendor employees providing the Services. The Full Time Equivalent (“FTE”) base line computation process upon which to establish any future new hire training costs due to such incidents as ramp up for additional services and/or volumes is attached hereto as an Exhibit F to this Agreement. The FTE base line will be adjusted as necessary from time to time by mutual consent of the parties.

(b)
Ongoing Training. Vendor shall conduct ongoing Company-specific training and skills-based training as required to meet Company-specified standards of quality service. If the ongoing training is requested by the Company due to a change in Program Materials (as defined in Section 7, below), implementation of a new client, modification of the Company’s service delivery system, or other Program change, the Vendor shall bill the Company at the training rate set forth on the applicable Project Schedule. If the ongoing training is required by the Vendor to maintain Company-specified standards of quality service, Vendor shall pay for the cost of training. Vendor shall document, in writing, such ongoing training and shall provide copies of such written documents to the Company upon request.

(c)
Training Materials. Vendor shall use only Company-approved training materials regarding the Company’s information, product knowledge, customer service policies, computer systems, and other Company specific modules as defined by the Company.

(d)
Supervisor/Manager Training. Vendor shall provide to CSRs who have been promoted to supervisor or manager coaching and feedback training, that has been approved by the Company no later than two (2) weeks following such CSRs promotion to the supervisor or manager position. Vendor shall bear the cost of this training.

7.	PROGRAM MATERIALS

All materials, scripts, data, results, analyses, reports, software, programming, models, inventions and other information used or developed in connection with performing the Services, but not including any proprietary equipment, software, intellectual property or other materials used by Vendor to perform the Services under this Agreement not specifically developed and paid for by the Company (“Program Materials”), whether provided by the Company, developed by the Vendor, or otherwise, shall be used or developed by Vendor at the approval and sole direction of the Company. All Program Materials developed by Vendor will be submitted to and approved by the Company prior to use and Vendor will use only Company approved Program Materials in performing the Services. In addition, any information obtained by a Vendor Employee in performing the Services shall be considered a Program Material.

8.	OWNERSHIP OF PROGRAM MATERIALS

The Company will retain all rights, title and interest, in all intellectual property, including copyright, patent and trademark, in and to the Program Materials. All Program Materials developed by Vendor shall be considered Works Made for Hire for the Company, and if any such work does not so qualify as a Work Made for Hire, Vendor hereby assigns all right, title and interest, including but not limited to copyright, trademark, trade name and patent rights, in such Program Materials to the Company, effective from the moment of creation, for use in any and all media, with or without modification, and with or without attribution. Vendor will affix on all Program Materials, at the Company’s direction, an appropriate copyright or other notice to preserve the copyright or other interest of the Company or the Company’s assignee.

9.	PROTECTION OF COMPANY BUSINESS

In addition to the requirements set forth in Section 15 herein, Vendor (i) shall not in any manner use its knowledge of Company’s business for the benefit of any other person or company or divulge to others information or data concerning Company’s business affairs, including the names of customers, names of employees, number or character of contracts, marketing strategies and prices, terms or particulars of Company’s business; and (ii) Vendor shall, in all things and in good faith, protect the good will of Company’s business and keep confidential its knowledge of such business affairs acquired prior to and during the term of this Agreement.

10.	NON-SOLICITATION

During the term of this Agreement and for a period of twelve (12) months following its termination, (a) Vendor shall not solicit or contact any business client (not including the ultimate consumer) of the Company for the purpose of offering products or services that compete or interfere with the Business of the Company, and (b) neither party shall directly or indirectly (i) induce or attempt to induce, any employees, agents or other consultants of the other party and/or its affiliates to do anything from which each party is restricted from doing by the terms of this Agreement, or (ii) offer or aid others to offer employment to any employees, agents, or other consultants of either party and/or its affiliates.

11.	INSURANCE

Vendor will provide and maintain at Vendor’s expense at least the following insurance coverage at all times while this Agreement is in effect.
(a)	Workers’ Compensation & Employer’s Liability Statutory Limits

(b)	Comprehensive General Liability (including broad form contractual liability coverage for Vendor’s obligations under this Agreement) and Automobile Liability

	Each Person	Two Million Dollars	$(2,000,000)
	Each Accident	Two Million Dollars	$(2,000,000)

(c)	Excess/Umbrella Liability	Ten Million Dollars	$(10,000,000)

This insurance shall (i) be provided by one (1) or more insurance carriers acceptable to the Company and (ii) have the Company as an additional named insured and loss payee, as its interests may appear. On or prior to this date of this Agreement, Vendor shall provide one (1) or more insurance certificates attesting to this coverage, which certificates shall provide that the insurer must give the Company not less than thirty (30) days advance notice of any material change or cancellation of said coverage.

Company shall provide and maintain, at Company’s expense, Pharmacists Errors & Omissions insurance for all Pharmacists employed by Vendor, with limits of not less than Five Million ($5,000,000) dollars, at all times while this Agreement is in effect, as well as a “tail” policy for such coverage if and when such coverage is terminated for any reason (including termination of this Agreement). Vendor and the employed Pharmacists of Vendor shall be named on such policy as additional insureds. On or prior to the date of this Agreement, Company shall provide to Vendor with a copy of such policy and any endorsement required to fulfill the requirements set forth above.

12.	SUPERVISION AND REPORTING
(a)
Representatives. Each party shall at all times designate and maintain at least one (1) representative (“Representative”) responsible for overseeing such party’s performance of this Agreement. Each party may replace its Representative by written notice to the other party.

(b)
Reporting. Vendor’s Representative shall provide the Company’s Representative with such reports and other briefings as the parties may mutually agree, from time to time, request regarding Vendor’s performance of the Services. If Company requests any supplementary or customized reports requiring Vendor to perform additional programming work, Vendor shall compile such reports and charge Company for all applicable programming and other fees at the rates set out in the applicable Project Schedule. Before commencing any such additional work, Vendor will provide Company with a good-faith estimate of the number of hours of programming required, as well as any other material costs involved. Vendor will not begin any such work until Company approves the estimate in writing.

Routine reports not subject to the above, shall include any normal performance reporting, or Company client related reporting that would normally be required by the Company to fulfill the requirements, written or verbal, of the Company’s client.

(c)
Reporting – Raw Data. Vendor agrees to provide to the Company, at the Company’s request, with the raw data as gathered by the automated call distribution system utilized for the Services in the Vendor’s call site where the Services are being performed. Vendor further agrees to assist, as necessary and at the fees set forth in the applicable Project Schedule, with the development of Company generated reports utilizing the raw data supplied by the Vendor.

(d)
Inspection. During normal business hours, the Company shall have the right to inspect all areas of the Vendor’s property where the Services are being performed, as long as said inspection does not interfere with the business operations of the location and the Company’s Inspection Team announces it arrival to the Site Manager. The Company has the right to monitor, either real-time or on tape, Vendor’s performance of the Services.

13.	INDEMNITY/LIMITATION OF LIABILITY
(a)
Indemnity. Each party (“Indemnitor”) shall indemnify and hold harmless the other and its affiliates and any successor corporation(s) and their respective directors, limited liability company managers, employees, and agents from all damages, claims, suits, proceedings, losses, penalties, liabilities, and costs (including, but not limited to, reasonable attorney’s fees) (collectively, the “Claims”), caused by, arising out of, or resulting in whole or in part from Indemnitor’s breach of this Agreement or failure to perform in accordance with the terms of this Agreement, negligence, or intentional misconduct.

Vendor’s indemnity to Company, shall include Claims sustained by the Company by reason of any misrepresentation, or negligent or wrongful acts or omissions, or incorrect warranty, or any breach of any representation or warranty, covenant, agreement, obligation or undertaking in this Agreement by Vendor or its directors, officers, employees or other representatives, or by any person or entity acting on behalf of or under control of Vendor (except that this indemnification will not be applicable if such Losses are adjudged to have been caused solely by Company’s act or omissions) whether in connection with their performance under this Agreement or not.

Company’s indemnity to Vendor shall include Claims resulting from any act or omission of either party attributable to the Director of Pharmacy Practice or the Services performed by the other Pharmacists under this Agreement, Vendor’s reliance upon instructions or directions of Company, Company’s responsibilities under Section 20(b) below, or Vendor’s adherence to Company’s standard operating procedures, training materials, on-line scripting and other materials or systems provided by Company for use by Vendor in performing the Services. Company shall also indemnify Vendor from and against all premium charges for the Employed Pharmacist E&O Policy maintained by Vendor under Section 11. Vendor’s indemnity to Company shall include Claims resulting from the CSR’s performance of the Services of this Agreement, including any acts and omissions or any misconduct, to the extent not covered by the foregoing indemnity from the Company.

(b)
No Special Damages. Unless specifically listed in this Agreement, neither party shall be liable to the other party for any incidental, consequential, special, punitive, or other indirect damages, including, but not limited to, damages for economic loss or lost opportunities, even if the party had been advised of the possibility of any such loss and/or, such damages result from the breach of any Agreement.

(c)
Limitation on Direct Damages. Any other provision of any Agreement notwithstanding, Vendor’s total aggregate liability to the Company, whether for negligence, strict liability in tort, indemnification or otherwise, shall be limited to the direct damages recoverable under law, but not to exceed (i) for Claims involving bodily injury or death, Five Million Dollars ($5,000,000), or (ii) for any other Claims, the total compensation payable to Vendor hereunder for any other Claims; provided that Vendor’s liability with respect to Claims caused by, arising out of, or resulting in whole or in part from a breach of Section 15, Exhibit G, or a misuse of Confidential Information shall not be limited.

14.	TERM; TERMINATION
(a)	The term of this Agreement is from September 26, 2004, to September 25, 2009, unless otherwise agreed to by the parties in writing.
(b)
Termination for Cause. The Company may terminate this Agreement for cause if the Vendor materially breaches this Agreement and fails to cure such breach within thirty (30) days of written notice of such breach. With respect to Vendor’s performance under any Project Schedule, a material breach shall be defined as Vendor’s consistent failure to achieve all performance guarantees for a consecutive three (3) month period, taking into account the forecast variances as set forth in such Project Schedule. The Vendor can terminate this Agreement for cause if the Company materially breaches this Agreement and fails to cure such breach within sixty (60) days of written notice of such breach. For purposes of this Agreement, a material breach shall include, but is not limited to, an act or omission which results in non-compliance with state or federal law, except to the extent attributable to Company under Section 18(b). Company may terminate this Agreement immediately upon written notice for any breach of Section 15 and Exhibit G of this Agreement. In the event of a Termination for Cause by the Vendor, the parties agree that no ramp down period shall apply.

(c)
Termination for Convenience. From and after, but not prior to, the second anniversary of this Agreement, either party may terminate this Agreement for any reason upon ninety (90) days’ prior written notice to the other party. In the event of such termination, the parties will operate under the ramp down period set forth in the applicable Project Schedule. All provisions of the Agreement shall remain in full force and effect during the ramp down period.

(d)
Vendor’s Right to Terminate for Non-Payment. In the event that Company has not paid the undisputed amount due on any invoice within one (1) billing period following the due date of the invoice, Vendor may notify Company of the intent to terminate the Agreement within thirty (30) days if Company has not satisfied the past due amount. In the event of such termination, the parties will operate under the ramp down period set forth in the applicable Project Schedule. The Ramp-Down fees as provided for in Exhibit G shall apply in the event of a termination for non-payment. All provisions of the Agreement shall remain in full force and effect during the ramp down period.

(e)
Upon termination of this Agreement, for any reason other than Company’s material breach of Section 3(b) or 4, Vendor shall cooperate with Company and act in good faith to allow an orderly transition of Vendor’s services in order to minimize disruption to Company and to its ongoing business. Should such termination take place, Vendor shall extend to Company, at Company’s request up to an additional one hundred and twenty (120) day period to properly effectuate the orderly transmission of materials (“Transition Services”). Company will provide notice of its option to extend the termination within five (5) days of the actual termination date and the parties shall discuss and mutually agree to any Transition Services and related costs and fees. This provision shall survive the termination of this Agreement.

Notwithstanding the above, either party may terminate this Agreement at any time upon notice to the other party if legislation is enacted, regulations adopted or judicial opinion issued, at either the federal or state level that in such party’s reasonable judgment (“Changed Laws”) would significantly impair Vendor’s ability to perform the Services under this Agreement. In the event of a termination due to Changed Laws, the parties will observe the Ramp Down period as described in the applicable Project Schedule.

15.	CONFIDENTIALITY

In connection with performing Services, Vendor, and Vendor’s CSRs, Pharmacists and Vendor Employees may receive Confidential Material (as defined in Exhibit G attached hereto and made a part hereof). Vendor and Vendor’s CSRs, Pharmacists and Vendor Employees agree to, and shall at all times comply with, the provisions of Exhibit G.

Company understands that it may receive pursuant to this agreement and/or any Project Schedule hereunder certain material, data, information and other communications that are confidential and proprietary to Vendor and that are marked as “confidential,” “proprietary,” or the like and/or disclosed in a manner consistent with their proprietary and confidential nature (hereafter, “Vendor Confidential Material”). Company agrees to, and shall at all times, maintain Vendor Confidential Information in strictest confidence.

16.	BOOKS AND RECORDS; INSPECTION AND AUDIT

Vendor agrees to maintain accurate books and records in connection with Vendor’s performance of Services and the procedures followed for maintaining the security, integrity and confidentiality of Confidential Material. Except for pharmacy records, which shall be maintained in compliance with local, state and federal law, all such books and records (including without limitation all papers, correspondence, data, information, reports, records (excluding payroll records), receipts, and other sources of information relating to the work to be performed hereunder), other than materials or Confidential Material which Vendor returns to the Company, or purges at the Company’s direction, will be held for a period of one (1) year from completion of Vendor’s performance of Services.

Representatives of the Company may, at any time, at the Company’s expense, inspect and audit Vendor’s compliance with the provisions of this Agreement including Vendor’s books and records in connection with Vendor’s performance of Services and Vendor’s procedures for maintaining the security, integrity and confidentiality of Confidential Materials, individual health information and Company assets & equipment.

If an audit determines that Vendor has failed materially to comply with the provisions of this Agreement, the reasonable costs of the audit shall be borne by Vendor including the direct out-of-pocket costs of such audit.

17.	RELATIONSHIP OF PARTIES

Vendor is an independent contractor in the performance of this Agreement. Nothing herein contained is deemed to constitute the relationship of partners, joint venturers, or of principal and agent between the parties hereto. Neither party shall hold itself out to third persons as having the authority to act on behalf of, or as serving as the agent of the other party. Except as expressly provided for in this Agreement, Vendor will not, without prior written approval of the Company, undertake any commitments or incur liability on behalf of the Company for any services or expenditures and the Company will not be liable for any expenses incurred without prior written approval.

18.	COMPLIANCE WITH LAW
(a)
The parties mutually agree that it is their understanding and intent that this Agreement comply with applicable federal and state laws and regulations (including, but not limited to, HIPAA) and, in its respective performance of its obligations under this Agreement, each party agrees to use its reasonable commercial effort to comply with such laws and regulations. This agreement may be changed or modified from time to time to comply with HIPPA or other applicable Federal and State laws or regulations. In the event there is a material change in federal or state laws or regulations (including any judicial or regulatory application or interpretation of such law or regulation) such that the provision of any services or the payment of any compensation or benefits pursuant to this Agreement would violate applicable law, regulations or governmental policy, the parties agree to renegotiate this Agreement in good faith to restructure their relationship to comply with applicable laws, regulations, and governmental policies, and to fulfill, to the maximum extent possible, the legitimate expectations of both parties on the date of this Agreement. If any such restructuring is not feasible, either party may terminate this Agreement upon thirty (30) days’ written notice thereof to the other party.

For purposes of this Section 18, “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 and all regulations promulgated thereunder, in each case as amended from time to time during the Term.

(c)
Provided that the DPP is employed by Company, it shall be the sole responsibility of Company to inform Vendor, of any federal, state or local regulations which are specific to Company’s practice of pharmacy and to which Vendor may be subject, and to advise Vendor, in writing, of any license, permit or approval specifically related to Company’s business, products or services that Vendor may be required to obtain from governmental agencies and authorities for Vendor to perform the Services, including those pertaining to obtaining and maintaining the Pharmacy License and employment of licensed Pharmacists. Additional provisions with respect to such compliance may be set out in a Project Schedule. Vendor shall perform the Services in compliance with such requirements, provided, however, that if such provisions materially affect the cost of such Services, upon request of Vendor, Vendor and Company shall negotiate any increase in fees due to increased Vendor costs.

19.	EXCLUSIVITY
(a)
During the term of this Project Schedule, Vendor and its Affiliates shall not perform the PBM Call Center Services (in whole or in part) to, or on behalf of, (1) Caremark, (2) Aetna Pharmacy Management (APM) and/or (3) Express Scripts (each, a “Top Competitor”) or their Affiliates or successors. The Company will have the right to replace a Top Competitor with another entity engaged in the Business of the Company (a “Replacement Company”) upon written notice to Vendor (a “Replacement Notice”), unless Vendor can demonstrate that Vendor or its Affiliates has been in active negotiation with the Replacement Company before the Company’s request had been received by Vendor and such active negotiation is certified in writing to the Company by an officer of Vendor. If the Company replaces a Top Competitor with another entity, then the Replacement Company shall be considered a Top Competitor and the prohibition set forth in this Section shall also apply to such Replacement Company and to such Replacement Company’s Affiliates and successors. Vendor will then be free to offer PBM Contact Center Services to the replaced company. On or before the second anniversary hereof, in the event Vendor enters into an agreement to perform the PBM Contact Center Services on behalf of a Top Competitor, Vendor will provide Company with notice of such agreement, whereupon the Company may, for a period of thirty (30) days from such notice, elect to terminate this Project Schedule for convenience.

(b)
During the term of this Project Schedule, Vendor and its Affiliates shall not perform PBM Call Center Services to any entity listed on Exhibit I (i) in any present facility or in any other future building or facility where Vendor is performing the Services, except as set forth in Section 19(d) herein; and (ii) using any dedicated infrastructure, dedicated materials, or dedicated equipment used in the performance of the Services.

(c)
During the term of this Project Schedule, Vendor and its Affiliates shall not perform PBM Call Center Services to any entity listed on Exhibit I using any Non-Compete Employee that works or has worked on the Services for the period of time such Non-Compete Employee performs the Services and for one year following the Non-Compete Employee ceasing to perform the Services. In the event a reputable independent publicly-available source (including, without limitation, Atlantic Information Services (AIS)) indicates that an entity that is doing business in the United States and that is not listed on Exhibit I has obtained 4 million or more covered lives as a pharmacy benefits manager, upon notice from Company, Vendor shall add such entity to Exhibit I. In the event a reputable independent publicly available source indicates that an entity listed on Exhibit I has substantially ceased providing the services of a pharmacy benefits manager, Vendor may remove such entity from Exhibit I.

(d)
In the event that Company requests Vendor to perform the Services in its location in Manila, Philippines, the requirements of Section 19(b) are waived for the Manila, Philippines location provided that Vendor performs the Services in compliance with the Physical Security Requirements defined in section 4(b).

20.	GENERAL
(a)
Severability. If any provision of this Agreement is void or unenforceable, the remaining provisions of this Agreement will be binding upon the parties with the same effect as though the void or unenforceable part had been deleted.

(b)
Complete Agreement. This Agreement represents the entire agreement between the parties hereto with respect to the Services, and all prior agreements relating to the Services, written or oral, are superseded hereby. This Agreement supersedes any terms and conditions contained in purchase orders, invoices or other documents issued by Vendor. The parties agree that this is a negotiated agreement and the rule of construction that any ambiguities be construed against the drafting party will not apply. This Agreement may not be changed orally, but only by an agreement in writing signed by both parties hereto.

(c)	Waiver. The waiver of any breach or violation of any term or provision of this Agreement will not constitute a waiver of any other or subsequent breach or violation of this Agreement.
(d)
No Third Party Beneficiary. This Agreement shall not be construed to confer any rights on any third party, except that all references to the Company shall be deemed to include its affiliates and the respective directors or limited liability company managers, officers, employees, and agents of the Company and each affiliate.

(e)
Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed given when delivered personally, by facsimile or three (3) days after mailing when sent by registered or certified mail, return receipt requested, addressed to the address set forth below. If notice is sent by registered or certified mail, postage will be prepaid.

If to the Company:	Medco Health Solutions, Inc.
8111 Royal Ridge Parkway
Irving, TX 75063
Attention: Georgia Eddleman, Vice President

With a copy to:	Medco Health Solutions, Inc.
100 Parsons Pond Drive
Franklin Lakes, NJ 07417
Attn: General Counsel

If to Vendor:	APAC Customer Service, Inc.
Six Parkway North
Deerfield, IL 60015
Attn: Executive Vice President

And provide a copy to, General Counsel at the same address
Either party may change its address at any time by giving written notice to the other party in the manner specified.

(f)
Public Notices. Vendor shall not make any public announcement or communication concerning this Agreement or the arrangements between the parties provided for in this Agreement, including but not limited to issuing press releases, granting interviews, or referencing the arrangements in Vendor’s sales or marketing materials, except with the prior written consent of the Company.

(g)
Governing Law. This Agreement is deemed to be made under and is to be governed by and construed according to the laws of the State of New Jersey, without giving effect to principles of conflicts of law.

(h)	Assignment. This Agreement shall not be assigned or delegated by Vendor.
(i)
Force Majeure. It is understood that neither party will be held responsible for any loss, damage or delays occasioned by fire, strikes, lockouts, acts of God or the public enemy, floods, freight embargoes, causes incident to national emergencies, war, failures, fluctuations or interruptions in electrical power, heat, light, telecommunications lines or telephone service beyond the reasonable control of either party, or other causes beyond the reasonable control of the parties despite such party’s full compliance with applicable contingency plans.

In every case the delay or failure to perform must be beyond the control and without the fault or negligence of the party claiming excusable delay, and the party claiming excusable delay must promptly notify the other party of such delay. Performance times under this Agreement shall be considered extended for a period of time equivalent to the time lost because of any delay which is excusable under this Section; provided, however, that if any such delay continues for a period of more than five (5) business days, the party not claiming excusable delay shall have the option of terminating this Agreement, without penalty, upon notice to the party claiming excusable delay.
(j)	Covenants, Warranties & Representations. Vendor hereby warrants and represents that:
•	The Services provided pursuant to this Agreement will conform in all respects to Company’s specifications and other reasonable requirements.

•	The Services provided pursuant to this Agreement and billed/invoiced to Company are certified to be those ordered by Company pursuant to this Agreement.

•	It has expertise in providing the Services it is obligated to perform under this Agreement.

•
In recognition of the critical nature of timely completion of the Services pursuant to this Agreement, Vendor has and will maintain sufficient resources, facilities, capacity and manpower to insure that all Services will be performed by qualified personnel in a professional manner, and all Services will be accomplished in conformity with the highest standards of its industry.

•	Its security procedures are adequate to protect and maintain the confidentiality of the Confidential Information.

•	It has complied with and will comply with any and all relevant Laws, in performance of its obligations hereunder.

•
In providing the Services provided pursuant to this Agreement, Vendor will not utilize impermissibly any confidence, trade secret or copyright-protected information or material of any other person or entity.

•
Its prices outlined in the Attachments hereto shall be complete. If Company requests in writing that Vendor perform additional services that are not set forth in the applicable Project Schedule, or if Company requests a change to Services that may materially increase Vendor’s costs, Vendor shall be entitled to invoice Company for such Services upon prior written notice to Company of such charges.

In the event of a breach of any of the foregoing warranties, Vendor shall, in addition to any other remedies which may be available to Company, supply services to correct such defect at no cost to Company.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.

Medco Health Solutions, Inc.		APAC Customer Services, Inc.

By:	SIGNATURE ON FILE	By:	SIGNATURE ON FILE

	Name:		Name:
	Title:		Title:

Date:

The expiration date for the Term of the Vendor Agreement was extended from September 25, 2009 to September 25, 2012.